Exhibit 10.97
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
This Amendment No. 2 (this “Amendment’) dated as of May 31, 2011, is made by and between Vanguard Health Systems, Inc., a Delaware corporation (the “Company”), and Phillip W. Roe (the “Executive”).
WHEREAS, the Company and the Executive executed a certain Employment Agreement dated as of November 15, 2007, as amended (collectively, the “EA”), to secure the services of the Executive as Executive Vice President, Chief Financial Officer and Treasurer; and
WHEREAS, the Company and the Executive wish the make certain technical amendments to the EA in contemplation of, among other things, the Company’s initial public offering of its common stock.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree that the EA is amended as follows:
1. Defined Terms. Except for those terms defined above and the change in the definition of “Change in Control” adopted pursuant to this Amendment, the definitions of capitalized terms used in this Amendment are as provided in the EA.
2. Amendment to Section 10(h). Section 10(h) of the EA is hereby deleted and replaced with the following new Section 10(h):
“(h) Change in Control. For purposes of this Agreement, a Change in Control of the Company shall mean the occurrence of any of the following events:
(i) any person or group, other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in rules 13d-3 and 13d-5 under the Act) directly or indirectly of more than 50% of the total voting power of the voting stock of the Company, including by way of merger, consolidation or otherwise;
(ii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are held subsequent to such transaction by the person or persons who were the “beneficial owners” of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction;
(iii) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) or 14(d)(2) of the Act) other than the Permitted Holders; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Company’s Board of Directors (the “Board), together with any new directors whose election by the Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company (then still in office) who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, then in office;
provided, however, that such transaction also constitutes a change in control event within the meaning of Section 409A.
The term Permitted Holders as used above shall mean any of (i) Blackstone or its affiliates, (ii) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person or entity of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company, and (iii) VHS Holdings LLC, a Delaware limited liability company, or any of its subsidiaries. The term Blackstone as used above shall mean each of of Blackstone FCH Capital Partners IV L.P., Blackstone Health Commitment Partners L.P., Blackstone Capital Partners IV-A L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Health Commitment Partners-A L.P., Blackstone FCH Capital Partners IV-B L.P., and Blackstone FCH Capital Partners IV-A L.P., and their respective Affiliates.”
3. Amendment to Section 11(e)(i). Section 11(e)(i) of the EA shall be amended by adding the following phrase to the end of the paragraph as follows:
“; for greater certainty, the pro-rata portion of the Executive’s current year annual bonus will be determined following the end of the applicable measurement period and will be paid at the same as annual bonuses are otherwise paid to the Company’s senior executives.”
4. Amendment to Section 11(g). Section 11(g) of the EA shall be amended by adding the following sentence to the end of Section 11(g):
“Notwithstanding the foregoing, for purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and, in addition, any payment that is otherwise exempt from the application of Section 409A shall not be included in the calculation of Deferred Compensation Separation Benefits.”
5. Ratification. All other provisions of the EA remain unchanged and are hereby ratified by the Company and the Executive.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and the Executive has executed this Amendment, each as of the day and year first set forth above.

Vanguard Health Systems, Inc.

By:	/s/ Ronald P. Soltman

Name: Ronald P. Soltman Title: Executive Vice President

Executive:
/s/ Phillip W. Roe

Phillip W. Roe

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